Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated October 28, 2025, on the financial statements of Worthy Wealth, Inc. as of June 30, 2025, and for the period ended June 30, 2025 included in this Regulation A Offering Statement of Worthy Wealth, Inc., on Form 1-A POS, and to the reference to our firm under the heading “Experts”.

Assurance Dimensions

Coral Springs, Florida

February 6, 2026